Exhibit 10.14

THIS AGREEMENT is made on 30 OCT 2020

BETWEEN:

(1)	T & T MEDICAL GROUP PTE. LTD. (Company Registration No. 198901436H), a company incorporated in the Republic of Singapore with its registered office at 181 Kitchener Road, #01-14 Parkroyal on Kitchener Road Singapore 208533 (Company); and

(2)	TING CHOON MENG (NRIC No. S1345465E) of 1 Jalan Pasiran Singapore 308455 (Appointee).

(collectively, Parties and each, a Party)

WHEREAS

(A)	As at the elate of this Agreement, the Appointee is a medical practitioner (Medical Practitioner) in T&T Family Health Clinic & Surgery (T&T Surgery).

(B)	Under a sale and purchase agreement dated 4 May 2020 between the Appointee and LYC Medicare Sdn Bhd. (LYC), the Appointee agreed to dispose and LYC agreed to purchase 107,100 ordinary shares representing 51% of the issued share capital of the Company (Proposed Acquisition). As one of the conditions precedents of the Proposed Acquisition, the Appointee shall enter into a service agreement with the Company.

(C)	Under the Business Transfer Agreement dated 24 June 2020 between the Company and T&T Surgery, T&T Surgery agreed to sell and the Company agreed to purchase the balance assets of T&T Surgery which includes the transfer of employees in T&T Surgery to the Company.

(D)	The Company is desirous of appointing the Appointee as a Medical Practitioner in the Company upon the terms and subject to the conditions herein.

IT Is HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1 unless the context requires otherwise.

1.2 The Schedule forms part of this Agreement.

2.	APPOINTMENT

2.1 The Appointee is currently serving as a Medical Practitioner in T&T Family Health Clinic & Surgery. The Company agrees to continue to employ the Appointee and the Appointee shall serve the Company as a Medical Practitioner of the Company (Appointment), with effect from the Commencement Date subject to and upon the terms contained herein.

2.2 The appointment of the Appointee is conditional on the completion of the Proposed Acquisition.

3.	APPOINTEE’S BASIC OBLIGATION

The Appointee shall during the term of this Agreement use his best endeavours to carry out his duties hereunder, to protect and promote the interests of the Company, the Parent Company and the Parent Company’s Subsidiaries (collectively, the Group and each, a Group Company).

4.	PLACE AND HOURS OF WORK

4.1 The Appointee shall work primarily in Singapore for the proper performance and exercise of his duties and powers, and the Appointee may be required to travel on the business of the Group and/ or Company.

4.2 The Appointee shall work during the normal operating hours of the Company which shall be 9.00 a.m. to 5.00 p.m. (Monday to Friday) inclusive of a lunch break, or such other hours as may be directed by the Company.

5.	PROBATION PERIOD

The Appointee shall not be subject to any probationary period.

6.	TERM OF THE APPOINTMENT

6.1 This Agreement shall take effect on the Commencement Date and the Appointee’s employment with the Company shall, subject to Clause 10 and Clause12, continue for an initial period of five (5) years from the Commencement Date (Initial Term), to be extended for another five (5) years and for such other period to be agreed between the Appointee and the Company.

6.2 This Agreement shall continue to apply after the expiry of the Initial Term and accordingly, unless terminated in accordance to Clause 10, Clause 11 or Clause 12 herein, this Agreement shall be automatically renewed on a yearly basis thereafter.

7.	REPRESENTATIONS AND OBLIGATIONS OF THE APPOINTEE

7.1 The Appointee represents and warrants that, as far as he is aware, he is not bound by or subject to any court order, agreement, arrangement or undertaking in Singapore or elsewhere which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

7.2 The Appointee shall:

(a)	devote substantially the whole of his time, attention and skill during business hours to the discharge of the duties of his office as a Medical Practitioner of the Company;

(b)	faithfully and diligently perform such duties in his capacity as a Medical Practitioner;

(c)	not, in performing his duties, accept any financial or other benefit without written approval of the Company, except from the Company or a related body corporate of the Company;

(d)	in the discharge of such duties and in the exercise of such powers, observe and comply with all lawful resolutions, regulations, and directions from time to time made or given by the Board and any professional body governing medical practitioner in Singapore;

(e)	promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company;

(f)	conduct himself in a professional manner and in such manner reasonably expected of a medical practitioner and in Singapore; and

(g)	comply with all rules and regulations, duty of care and etiquette imposed and required by the Singapore Medical Council or other relevant authority and also to ensure that practising license be continue in full force or renewed in accordance to Singapore Medical Council or other relevant authority and there will not be any petition or disciplinary action or suspension action taken against the Appointee or the Company by the Singapore Medical Council or other relevant authority.

8.	REMUNERATION, REIMBURSEMENT AND INSURANCE

8.1 During the term of his employment, the Appointee shall be entitled to:

(a)	a basic monthly salary at S$50,000 per month (Monthly Salary), which shall be payable in arrears not later than the 28th of every calendar month; and

(b)	if any, an annual discretionary bonus based on the Appointee’s performance and as determined by the Board in its sole discretion.

8.2 The Appointee shall not be entitled to any increment to the Monthly Basic Salary, and except as provided in this Clause 8.1, the Appointee shall not be entitled to any further remuneration by way of director’s fees, salary, annual wage supplement, benefits or compensation.

8.3 The Appointee shall be responsible for the payment of all income tax (whether in Singapore or other tax jurisdictions relevant to the Appointee) in relation to all payments (including without limitation payment of Monthly Basic Salary and all other forms of remuneration) and all taxable benefits received or to be received by him from any Group Company hereunder.

8.4 The Company shall make all Central Provident Fund contributions (CPF Contributions) if applicable and other payments required by law to be made by the Company in Singapore.

8.5 For the avoidance of doubt, where relevant, the Company shall be entitled to deduct from the Monthly Basic Salary payable to the Appointee pursuant to Clause 8.1 the following:

(a)	all such sums (including without limitation, all CPF contributions payable by either the Company or the Appointee pursuant to Clauses 8.3 and 8.4 above), whenever required to do so under any applicable legislation for the time being in force; and

(b)	any amounts owing by the Appointee to the Company if these are not settled or reimbursed within a reasonable period of time (and the Appointee may be required to execute such documents, as the Company may request, to authorise the Company to deduct such amounts from the Monthly Basic Salary.

8.6 The Company shall reimburse the Appointee all out-of-pocket expenses (including without limitation, travelling, accommodation and entertainment expenses) and his handphone charges which are reasonably incurred by the Appointee on the business of the Group and/ or Company, and in performing services hereunder either:

(a)	upon production of the relevant invoices and receipts and in accordance with the prevailing policies and procedures established by the Company for its senior employees; or

(b)	upon the consent of the Board having been obtained.

8.7 The Appointee shall ensure that he is adequately covered by the Medical Protection Society in accordance with the Singapore Medical Council guidelines and indemnify the Company of any claims or damages howsoever arise through the Appointee’s practice. The Company shall secure and pay for insurances, including malpractice insurance and other insurances for the Appointee with LYC as beneficiary in the form and substances as LYC deems fit and proper.

9.	QUALIFICATIONS

9.1	The Appointee warrants that he holds the necessary qualifications, licenses and registration to perform its duties and services as a Medical Practitioner and that all information as supplied by the Appointee is correct and accurate and is not misleading in any way.

9.2	Violation of this Clause 9 will constitute gross misconduct giving sufficient cause for immediate termination of the employment without notice nor compensation of any sort to the Appointee.

10.	EVENT OF INCAPACITY

10.1 If the Appointee shall at any time be incapacitated or prevented by illness, injury, accident or any other circumstances beyond his control (such incapacity or prevention being hereinafter referred to as the Incapacity) from discharging in full his duties hereunder for a total of one hundred and twenty (120) days or more in any twelve (12) consecutive calendar months. The Company may by notice in writing to the Appointee given at any time so long as the Incapacity shall continue:

(a)	discontinue payment in whole or part of the Monthly Basic Salary as provided in Clause 8 above on and from such date as may be specified in the notice until the Incapacity shall cease; or

(b)	whether or not payment shall already have been discontinued as aforesaid, determine this Agreement forthwith or on such elate as may be specified in the notice.

10.2 Upon the discontinuance or determination under Clause 10.1 of this Agreement, the Appointee’s entitlement to the Monthly Salary for that calendar month shall be pro-rated accordingly.

10.3 Except as expressly provided in th.is Clause 10, the Appointee shall not be entitled to any remuneration hereunder in respect of any period during which he shall fail or be unable from any cause to perform all or any of his duties hereunder.

11.	RETIREMENT

11.1 Notwithstanding that the current retirement age is 62 years old, the Appointee agrees to continue to provide his services to the Company in accordance with Clause 6.1 of this Agreement.

11.2 In the event that the Appointee retires under Clause 11.1, the Appointee’s entitlement to the Monthly Salary for that calendar month shall be pro-rated based on his retirement date.

12.	TERMINATION OF THE APPOINTMENT

12.1 After the Initial Term, the Appointment may be terminated at any time by a Party by giving three (3) months’ notice in writing to the other Party of the termination or three (3) months’ salary in lieu of notice, without any further compensation or damages being payable.

12.2 Notwithstanding Clause 12.1 above, the Appointment may be terminated by the Company without notice or payment in lieu of notice if:

(a)	the Appointee enters into any business relationship with any competitor or any other person in competition with the Company or otherwise competes against the Company howsoever under Clause 13.1 below;

(b)	the Appointee has committed any serious or repeated breach or has otherwise not observed any of the provisions contained in this Agreement;

(c)	the Appointee shall be guilty of any default misconduct or wilful neglect in the discharge of his duties hereunder or in connection with or affecting the business of the Company or the Group;

(d)	the Appointee, whether by himself/ itself or through his companies or otherwise howsoever and whether on his own behalf or for any other person, firm, company or other organisation, compete with the Company during the terms of his services in the Company without the written consent from the Company;

For avoidance of doubt, the Appointee shall be allowed, on a case by case basis and subject to the written consent of the Company which may be withheld at the absolute discretion of the Company, to provide medical services at or for an on behalf of medical practice or institutions not owned by or related to the Company or Group but any remuneration received by the Appointee from doing so shall be assigned to the Company and the Appointee shall provide documentary proof of such medical services and the remuneration received together with a statement of account showing in such details as the Company may require.

(e)	the Appointee becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors;

(f)	the Appointee is convicted of any seizeable offence (other than an offence under road traffic legislation in Singapore or elsewhere for which only a fine or non-custodial penalty is imposed); or

(g)	the Appointee is disqualified for any reason from acting as a Medical Practitioner in Singapore.

12.3 On the termination of his Appointment under Clause 12.2, the Appointee shall:

(a)	not be entitled to any remuneration and the Appointee shall have no claim against the Company or any Group Company for any remuneration; and

(b)	repay to the Company any monies paid lo him and/ or received by him pursuant to Clause 8, Clause 10 and Clause 11 of this Agreement.

12.4 The termination of the employment of the Appointee under Clause 12.1 or Clause 12.2 above shall be without prejudice to any right of action by the Company in respect of any antecedent breach by the Appointee of any of the terms and conditions of this Agreement.

12.5 Clause 12.3 and Clause 12.4 above shall survive the termination of this Agreement.

13.	RESTRICTIONS ON THE APPOINTEE AND OBLIGATIONS ON TERMINATION

13.1 The Appointee undertakes that, during the Appointment, he shall not (except with the prior written approval of the Board) be, either alone or in association or partnership with or as an employee, principal, agent, director, manager, member, shareholder, unit-holder, beneficiary or trustee of, as a consultant or adviser to any person or otherwise and whether on his own behalf or for any other person, firm, company or other organisation, directly or indirectly, in the Restricted Territories:

(a)	solicit or entice or endeavour to solicit or entice away from the Company or any other member of the Group any director or employee employed in a managerial or skilled position of any such company with whom the Appointee has personal dealings during the period of his employment prior to the cessation of his employment, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such company;

(b)	in competition with the Company or any other member of the Group, knowingly seek, endeavour to entice away or solicit business from any person, firm, company, organisation, concern, undertaking, body corporate or any readily identifiable division or branch with whom the Appointee has had personal dealings and who/which at any time during the period of his employment immediately prior to the cessation of his employment has dealt with the Company or any other member of the Group or who/which prior to the cessation of his employment was in the process of negotiating with the Company or any other member of the Group;

(c)	seek or accept employment with or engagement by or otherwise perform services for or engage in business with or be in any way interested in or connected with any Competitor;

(d)	in respect of Business, deal with or accept employment with or engagement by or work on the account or business of or otherwise perform services for or engage in business with or for any Customer; or

(e)	interfere or seek to interfere with or make arrangements which have the effect of harming contractual or other business relations between the Company or any other member of the Group and any of its or their Suppliers or Customers;

For the purposes of this Clause, the following words shall have the following meanings:

Business means the carries out the principal activities of providing clinics, other general medical services and specialised medical services (including day surgical centres) as well as running a hospital;

Competitor means any person, concern, undertaking, firm or body corporate which at the Termination Date is engaged in or carries on within any part of the Restricted Territories the Business and with which the Appointee has been involved on behalf of the Company or any other member of the Group at any time preceding the Termination Date;

Customer means any person, concern, undertaking, firm or body corporate or any readily identifiable division or branch within any concern, undertaking, firm or body corporate which at any lime preceding the cessation of his employment was a customer of the Company or any other member of the Group and with which the Appointee was involved personally in dealings or negotiations on behalf of the Company or any other member of the Group at any time during the period of employment;

Restricted Territories means Singapore and Malaysia;

Supplier means any person, concern, undertaking, £inn or body corporate or any readily identifiable division or branch within any concern, undertaking, firm or body corporate which at any time preceding the cessation of his employment was a supplier of the Company or any of the Group and with which the Appointee was involved personally in dealings or negotiations on behalf of the Company or the Group at any time during the period of employment; and

13.2 The Appointee shall, either during or after the termination of the Appointment without limit in point of time, except as authorised or required by the duties herein provided:

(a)	not divulge or communicate to any person except to those of the officials of the Group whose province it is to know the same any Confidential Information as necessary only in connection with the Appointment and in accordance with the terms and conditions contained herein or to those authorised by any Group Company to know or as otherwise required by law; or

(b)	not use for his own purposes or for any purposes other than that of the Group any Confidential Information; or

(c)	maintain in strict confidence and take all reasonable steps to comply with the confidential obligations imposed on him under this Clause 13.2.

The Appointee shall return to the Company, or destroy, at its request, any and all Confidential Information disclosed in a printed form or other permanent record, or in any other tangible form (including without limitation, all copies, notes, extracts, analyses, studies, summaries, records and reproductions thereof) immediately upon the earlier to occur of (a) termination of the Appointment, or (b) the Company’s request therefor.

Confidential Information shall mean all information which the Company and/ or any Group Company owns or is licensed to use and which it is entitled to protect against unrestricted disclosure to others, which: (i) if in written or other tangible form, or if stored or maintained in a permanent or printed record in whatever form, is designated as Confidential; or if disclosed orally, is designated to be Confidential prior to such oral disclosure or (iii) any other information of the Company which the Appointee is knew or ought reasonably to have known to be confidential in nature including but not limited to trade secrets, secret recipes, client/ customer lists, drawings, know-how, techniques, business and marketing plans, projections, arrangements and agreements with third parties and the Company, the financial affairs of the Company’s business, details of the Company’s clients and customers, any information proprietary to such clients or customers, formulae, concepts not reduced to material form, designs, plans and models. Without prejudice to the generality of the foregoing, Confidential Information shall include but not be limited to the know-how, computer software (object and source codes), programming techniques and programming concepts, programming manuals, modification manuals, methods of processing and system designs embodied in the software, discoveries, inventions, concepts, designs, flow charts, documentation and product specifications.

13.3 The foregoing restrictions on the Appointee’s right to use and disclose Confidential Information shall not apply to any Confidential Information which:

(a)	is or becomes within the public domain other than through the fault of the Appointee;

(b)	the Appointee received the express written approval of the Board of the Company to use or disclose, but only to the extent and in the manner as permitted by the Board;

(c)	is received from a third party who is not or will not be in breach of any obligation of confidentiality to the Company; or

(d)	the Appointee is required to disclose by law, or any binding judgment or order or pursuant to the lawful requirement or request of a governmental agency, court or competent authority having jurisdiction over him; provided, that, the Appointee shall give the Company notice of same as soon as reasonably practicable.

The foregoing restrictions shall also not apply so as to prevent the Appointee from using his own personal skill in any business in which he may be lawfully engaged after the Appointment is terminated.

13.4 Whilst the restrictions contained ID this Clause are considered by the Parties to be reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

13.5 Each provision of Clause 13 above is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants and, without limiting the foregoing, each provision contained in Clause 13 above is declared to constitute a separate and distinct covenant in respect of each capacity and activity specified therein. If notwithstanding the other provisions of this Clause 13, any part of any covenant in Clause 13 is deemed invalid or unenforceable, it may be severed without affecting the validity or enforceability of the remaining part of that covenant or of any other covenant in Clause 13.

14.	INTELLECTUAL PROPERTY

14.1 Any discovery or invention or secret process or improvement in procedure or other intellectual property made or discovered by the Appointee while in the service of the Company in connection with or in any way affecting or relating to the business of any Group Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may nominate for the purpose.

14.2 The Appointee if and whenever required so to do (whether during or after the termination or cessation of his employment) shall at the expense of the Company or its nominee apply or join in applying for the grant of a patent or registration of trademarks or other similar protection in the Republic of Singapore or any other part of the world for any such discovery, invention, process or improvement or in relation to intellectual properties as aforesaid and execute all instruments and do all things necessary for vesting the said patent or other similar protection when obtained and all rights and title to and interests in the same in the Company and/ or its nominee absolutely and as sole beneficial owner or in such other person as the Company may require.

15.	LEAVE ENTITLEMENTS

15.1 Annual Leave

(a)	The Appointee shall in addition to Saturdays, Sundays and normal public holidays, be entitled to 21 days of annual leave per calendar year during the continuance of the Appointment. Such annual leave shall be taken at such time as the Board shall consider convenient having regard to the requirements of the Company’s business.

(b)	The Appointee shall be entitled to carry forward up to fifteen (15) unconsumed annual leave to the following year and any such unconsumed annual leave shall be forfeited without compensation, if it is not utilised within that following year.

15.2 Medical Leave

(a)	The Appointee shall be entitled to 14 days of paid medical leave per calendar year.

(b)	The Appointee may be granted a maximum of 60 days of paid hospitalisation leave (inclusive of any medical leave taken) per calendar year. In the case of the Appointee’s incapacity to work due to sickness or injury, the medical certificate of a registered medical practitioner must be sent to the Company within 24 hours of the issuance of the certificate.

15.3 Childcare Leave and Others

The Appointee shall be entitled to compassionate leave, childcare leave and all other leave as required under any and all applicable laws and regulations. In addition, the Appointee shall be entitled to three (3) days of marriage leave and conference leave as approved by the Company.

16.	WAJVER

16.1 Time is of the essence of this Agreement but no failure or delay on the part of either party to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy by that party.

16.2 The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

17.	PREVIOUS AGREEMENTS

17.1 This Agreement shall be in substitution for any previous agreements, arrangements or understandings between the Company and the Appointee concerning or relating to the provisions services by the Appointee (whether as employee or consultant or otherwise), including but not limited to the letter of appointment dated 5 September 2017 and any such agreements, arrangements or understandings are hereby terminated and each Party hereby confirms to the other that it/he does not have any claim of any nature whatsoever against the other arising from the said agreement and its termination.

18.	PERSONAL DATA PROTECTION

18.1 The Appointee consents to his personal data being collected, used and/ or disclosed by the Company for the following purposes:

(a)	performing obligations under and/ or in connection with his contract of employment (or potential contract of employment) with the Company (including payment of remuneration and tax);

(b)	all human resources related matters conducted by the Company, including administering payroll, performance management, assessing training needs, developing and/ or implementing human resource policies or strategies, investigating or auditing on acts or defaults (or suspected acts/ defaults), management forecasting, planning and negotiations concerning the legitimate business interests of the Company;

(c)	managing and terminating the employment relationship between the Appointee and the Company; and

(d)	transmission to any of the Company’s affiliated or related companies and/ or third party service providers of the Company or its affiliated or related companies for the above purposes.

18.2 The Company will handle the Appointee’s personal data in accordance with any and all applicable laws and regulations.

19.	NOTICES

All notices, requests, demands, consents or other communications to or upon any of the Parties hereto shall be given to such party in writing at such party’s address stated hereinbefore (or at such other address as such party may hereafter specify to the other party in writing) and shall be deemed to have been duly given:

(a)	in the case of a communication by letter, five (5) days (if overseas) or two (2) days (if local) after despatch or, if such letter is delivered by hand, on the day of delivery; and

(b)	in the case of a communication by facsimile transmission or electronic mail, where applicable, when sent to the facsimile number or e-mail address set out below:

Company:	T&T Medical Group Pte. Ltd. 181 Kitchener Road #01-14 Parkroyal on Kitchener Road Singapore 208533 Email address: david.sui@lychealth.com Attention: Mr David Sui

Appointee:	Ting Choon Meng 1 Jalan Pasiran Singapore 308455 Email address: cm.ting@tntmedicalgroup.com

20.	ASSIGNABILITY

20.1 The Appointee expressly acknowledges that the Company shall be entitled to assign all its rights, obligations and interest hereunder and the Appointee shall, by the execution of this Agreement, be deemed to have consented to any such assignment. Where required by the Company, the Appointee shall execute any agreement or assignment made or to be made by the Company and its assignee, such agreement or assignment to be prepared by and at the expense of the Company.

20.2 Neither the benefits nor obligations attaching to the Appointee hereunder may be assigned to any third party.

21.	RELATIONSHIP

None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties for any purpose.

22.	AMENDMENT

This Agreement may not be amended, supplemented or modified except by a written agreement or instrurnent signed by or on behalf of the Parties hereto.

23.	CONFIDENTIALITY

23.1 The Appointee shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement which relates to the existence and the provisions of this Agreement or the negotiations relating to this Agreement.

23.2 Clause 23.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required to vest the full benefit of this Agreement to the Appointee;

(b)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a tax authority in connection with the tax affairs of the Appointee;

(c)	the disclosure is made to professional advisers of the Appointee on terms that such professional advisers undertake to comply with the provisions of Clause 23.1 in respect of such information as if they were a party to this Agreement;

(d)	the information is or becomes publicly available (other than by breach of this Agreement); or

(e)	the Company has given prior written approval to the disclosure or use.

24.	COSTS AND EXPENSES

All costs and expenses incurred in the preparation, negotiation and execution of this Agreement shall be borne by the Company.

25.	SEVERABILITY

Any provision of this Agreement which is prohibited by or is unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the Parties to the fullest extent permitted by such law to the intent that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

26.	GOVERNING LAW AND DISPUTE RESOLUTION

26.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Singapore.

26.2 Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after one (1) party has delivered to the other party a written request for such consultation. If within 30 days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall be submitted to arbitration in Singapore under the auspices of Singapore International Arbitration Centre (SIAC), upon the request of any party with notice to the other party.

26.3 The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Rules of SlAC in effect on the date of the signing of this Agreement (SIAC Rules). However, if the SIAC Rules are in conflict with the provisions of this Clause 26, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 26 shall prevail.

26.4 There shall be three (3) arbitrators. Each party shall select one (1) arbitrator within 30 days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parries shall not be limited in their selection to any prescribed list. The third arbitrator shall be appointed by the first two (2) arbitrators within 30 days of nomination of the second arbitrator, or, failing agreement, as provided in the SIAC Rules.

26.5 Each party shall cooperate with the other party in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with such proceedings, subject only to any confidentiality obligations binding on such party.

26.6 The arbitral award shall be final and binding, upon all Parties. The costs of the arbitration shall be as fixed by the arbitration tribunal.

26.7 During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) Acr (CAP 53B)

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parries) Act (Cap. 53B) to enforce any of its terms.

SCHEDULE 1

INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires:

Appointment means the appointment of the Appointee as a Medical Practitioner of the Company as provided in Clause 2 and shall mean the relevant abbreviated period of appointment in the event that this Agreement is terminated;

Board means the board of directors for the time being of the Company or the directors present at any meeting of the Board duly convened and held;

Business Day means a day on which banks are open for business in Singapore, other than a Saturday, Sunday or public holiday in Singapore;

Commencement Date means the elate falling one (1) Business Days following satisfaction (or waiver as the case may be) of all the conditions in Clause 2.2 or such other date as the Parties may agree in writing;

Group means the Company, the Parent Company and the Parent Company’s Subsidiaries;

Group Company means any member of the Group;

Parent Company means LYC Healthcare Berhad.;

Subsidiary has the meaning given to it in the Companies Act (Cap. 50) of Singapore; and

S$ means Singapore dollars, the lawful currency of the Republic of Singapore.

1.2 The headings in this Agreement are for convenience only and do not affect the interpretation of the provisions thereunder. In this Agreement, references to:

(a)	clauses are references to the clauses of this Agreement;

(b)	references to the neuh·al gender shall include references to the male or female gender as applicable and vice versa;

(c)	persons include references to individuals, firms, companies, corporations and unincorporated bodies of persons; and

(d)	the singular number includes references to the plural and vice versa.

IN WITNESS whereof this Agreement has been duly executed the day and year first above written.

SIGNED by	)

/s/ TING CHOON MENG	)
for and on behalf of:	)
T&T MEDICAL GROUP PTE. LTD.	)
in the presence of:	)
FONG LEE MEI	)

SIGNED by	)
)
/s/ TING CHOON MENG	)
in the presence of:	)
FONG LEE MEI	)

Page 15